UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/14/2013

Superior Industries International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6615

California	95-2594729
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7800 Woodley Avenue
Van Nuys, CA 91406
(Address of principal executive offices, including zip code)

(818) 781-4973
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 14, 2013, Superior Industries International, Inc. (the "Company") and Steven J. Borick entered into a Separation Agreement (the "Agreement"), providing for Mr. Borick's separation from employment as the Company's President and Chief Executive Officer, effective upon the earlier of March 31, 2014 or the announcement of the hiring of a successor to such offices (the "Separation Date"). Mr. Borick remains the Chairman of the Board of Directors of the Company.

Under the Agreement, in addition to payment of his salary and accrued vacation through the Separation Date, the Company will pay or provide Mr. Borick with the following:

(a) A lump-sum cash payment in an amount equal to (i) $1,345,833 (eighteen months of Mr. Borick's current base salary and an amount equal to an additional 30 days of compensation at Mr. Borick's current salary rate), plus (ii) if the Separation Date occurs prior to March 31, 2014, the amount of base salary that would have been payable to Mr. Borick during the period beginning on the Separation Date and ending on March 31, 2014;

(b) A lump-sum cash payment in an amount equal to that which Mr. Borick is eligible to receive under the Company's CEO Annual Incentive Performance Plan (described in the Company's most recent proxy statement) for 2013, calculated as though Mr. Borick remains employed by the Company as of the end of the calendar year;

(c) A grant of a number of shares of Company common stock equal to the Black-Scholes value of an annual award of 120,000 stock options that Mr. Borick would have been eligible to receive under the Company's Equity Incentive Plan, divided by the Company's closing stock price as reported on the New York Stock Exchange on the Separation Date (or if no price is reported on that day, then the last day prior to such day on which a price is reported); and

(d) Vesting of all of Mr. Borick's unvested stock options and unvested restricted stock.

In addition, the Company and Mr. Borick entered a Consulting Agreement, dated the same date as the Agreement, providing for Mr. Borick to consult with the Company for a twelve-month period beginning on the later of the Separation Date or the date on which he ceases being a member of the board of directors of the Company (provided, such period shall begin no later than the date of the Company's annual meeting of stockholders in 2015), in exchange for monthly payments of $5,000.

The Agreement provides that if a change of control (as defined in the Agreement) of the Company occurs pursuant to an agreement executed prior to March 31, 2014, Mr. Borick would receive, in lieu of the first lump-sum payment described above, any higher amount that he would have received under his employment agreement related to a termination other than for cause or disability within one year of a change of control.

The Agreement also provides for the delivery of a release by Mr. Borick; continuation of covenants by Mr. Borick found in his employment agreement related to confidentiality, records, non-solicitation and non-disparagement; Mr. Borick's cooperation in connection with the transition of his duties to a new president or chief executive officer; the Company maintaining current directors' and officers' liability insurance policies; and reimbursement of Mr. Borick's reasonable attorneys fees in connection with the Agreement.

The Agreement will become effective within seven days of Mr. Borick signing it, provided that he does not revoke it prior to such time pursuant to his right to do so under the terms of the Agreement.

The Company issued a press release on October 14, 2013 regarding Mr. Borick's scheduled retirement. Such press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

The foregoing is a brief description of the terms of the Agreement and the Consulting Agreement and is qualified in its entirety by reference to the Agreement and the Consulting Agreement, copies of which are included as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1 Separation Agreement, dated October 14, 2013

10.2 Consulting Agreement, dated October 14, 2013
99.1 Press Release, dated October 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Superior Industries International, Inc.

Date: October 14, 2013	By:	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Separation Agreement, dated October 14, 2013
EX-10.2	Consulting Agreement, dated October 14, 2013
EX-99.1	Press Release, dated October 14, 2013